Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                             SUB-ITEM 77-0-5

                                EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Goldman
Sachs Small-Cap Value Portfolio

1.   Name of Issuer:  Dolan Media Company

2.   Date of Purchase:  August 1, 2007

3.   Number of Securities Purchased:  	25,110

4.   Dollar Amount of Purchase:  $364,095.00

5.   Price Per Unit:  $14.50 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Merrill Lynch Pierce Fenner &
Smith, Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Goldman, Sachs & Co.,  Merrill Lynch, Pierce, Fenner &
Smith Incorporated,  Piper Jaffray & Co.,  Craig-Hallum
Capital Group LLC